                PARADYNE ACQUIRES CONTROL RESOURCES CORPORATION


         TAMPA, FLA. -- APRIL 6, 2000 -- Paradyne Networks Inc. (Nasdaq: PDYN) today announced that it has signed a definitive agreement to acquire substantially all of the assets of Control Resources Corporation (CRC) of Fair Lawn, N.J., a wholly-owned subsidiary of P-Com, Inc. (Nasdaq: PCMS). CRC is a developer and manufacturer of broadband network access and service level management systems.

         Under the terms of the agreement, Paradyne will acquire CRC for approximately $9 million in an asset purchase transaction with P-Com. The acquisition is expected to close in mid-April.

         CRC provides managed data network equipment and systems to major network service providers (NSPs), including AT&T Global Network Services, CRC's largest customer. NSPs use these products to deliver broadband services to business customers over public networks while maintaining a high degree of end-to-end diagnostics and performance reporting.

         "The CRC team is an excellent addition to Paradyne's organization," said Andy May, president and CEO for Paradyne. "The design philosophy behind their NetPath and Pathview products is a good match with our FrameSaver(R) service level management system which has been selected by seven major NSP's."

         "This acquisition strengthens Paradyne's leadership in the service level management space by increasing our market penetration with AT&T, which we already count as a valued customer. In addition, we are acquiring an experienced group of people who understand service level management."

         Paradyne will continue production of CRC's products after the acquisition.

ABOUT PARADYNE

         Headquartered in the Tampa Bay area, Paradyne is a leading innovator, developer and manufacturer of high-speed network access solutions over copper wire. The company is recognized as a market leader in DSL (Digital Subscriber
Line), T1 and Service Level Management products. Paradyne markets its award-winning Hotwire(R) DSL and FrameSaver(R) Service Level Management systems to Network Service Providers (NSPs) and business customers. Paradyne has shipped more than 4,900 Hotwire DSL Access Multiplexers (DSLAMs), for a total capacity of more than 1.3 million lines. Its Hotwire Connected(TM) program enables third-party DSL voice gateway and customer premises equipment to interoperate with Paradyne's family of Hotwire products.

         More information on Paradyne is available by calling 1-800-PARADYNE (U.S. and Canada), 1-727-530-8623 or visiting www.paradyne.com. Click here to view Paradyne's corporate video (requires Real Player).


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Paradyne Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the company's registration statement dated September 28, 1999. The company assumes no obligation to update the forward-looking information contained in this press release.

                                      ###

Editor Note: Visit Paradyne's virtual pressroom for product images and/or additional information. Product availability and pricing subject to change without notification. Hotwire Connected, MVL, NextEDGE, OpenLane, Smart Room, Tripleplay and TruePut are trademarks of Paradyne Corporation. ACCULINK, COMSPHERE, ETC. Hotwire, FrameSaver, Paradyne, the Paradyne logo and Performance Wizard are registered trademarks of Paradyne Corporation. All other service marks and trademarks are the property of their respective owners.

CONTACTS:
Paradyne Media Contact
Paul Harris
727-530-8203
pharris@paradyne.com

Paradyne IR Contact
A.J. Jorgensen
727-530-8537
ir@paradyne.com

P-Com, Inc. Contact
Bob Collins
408-866-3666


                                      -2-